Exhibit 99

[Orient-Express Hotels News Releae]

ORIENT-EXPRESS HOTELS ANNOUNCES SECOND QUARTER NET EARNINGS OF $18.5 MILLION, UP 43% OVER PRIOR YEAR.  SIX MONTHS NET EARNINGS UP 104% TO $16.9 MILLION.

Hamilton, Bermuda, August 3, 2005.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners of 49 deluxe hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced its results for the second quarter and six months ended June 30, 2005.

For the quarter net earnings were $18.5 million ($0.47 per common share) on revenue of $130.5 million, an increase of 43% over net earnings of $12.9 million in the year earlier period.  Earnings per common share were up 24% and revenue was up 25% over the second quarter of 2004.

Net earnings for the six months were $16.9 million ($0.46 per common share) on revenue of $212.7 million, an increase of 104% over net earnings of $8.3 million in the year earlier period.  Earnings per common share were up 92% and revenue was up 25% over the first six months of 2004.

Mr. James B. Sherwood, Chairman, said that improved earnings had been achieved all across the world, but notable was Europe which benefited from the Grand Hotel Europe, St. Petersburg acquisition in the first quarter, plus an exceptionally strong result from the Hotel Cipriani in Venice.  Reid’s Palace in Madeira and La Residencia in Mallorca, Spain were both comfortably ahead of the prior year period.  The company was required to expense in the period $1 million (equivalent to $0.03 per share) of start-up costs of the Hotel Caruso Belvedere in Ravello, Italy which successfully re-opened on June 21st and is already receiving a rapturous press.

Joint venture and management interests were approximately $1 million ahead of the prior year quarter, all restaurants showed improved results, while trains and river cruises were $0.6 million ahead.

“There were no adverse variances worthy of mention.  The group performed very much according to plan in a strengthening market.

“The London bombings should have no significant impact on our U.K. business since our U.K. hotel, the Manoir aux Quat’ Saisons, is 50 miles outside London and our London restaurant, Harry’s Bar, is a membership club and not dependent on visitors to the city.

“Hurricane Emily passed over our Riviera Maya property, Maroma Resort and Spa, on July 18th but fortunately no serious damage was caused and it was low season.  We estimate the earnings impact will be less than $400,000 in the third quarter.  Most of the gardens will have to be replanted but they grow quickly in the tropical climate.

“The U.S. dollar has appreciated recently against most European currencies and this seems to be stimulating U.S. travel to Europe.  If this continues it should be excellent news for 2006.

“Pansea Orient-Express Hotels opened their sixth property, Ubud Hanging Gardens in Bali, on July 14th.  This is their second Bali property, the first being Jimbaran Puri Bali.  Orient-Express Hotels has invested in Pansea through an $8 million convertible loan and only records the interest on that loan until conversion expected in 2007.

“Our property development on the Dutch side of St. Martin, Cupecoy Village, proceeds apace with over one third of the 169 units already pre-sold.  Infrastructure is well under construction, including the marina, roads, foundations and services.  The linkage of this development with La Samanna next door, being the main luxury hotel on the island, helps to support the prices we are able to obtain.  Our French side development of luxury villas is also on schedule.

“Our search continues for more additions to our portfolio and we have several interesting acquisitions under study,” he concluded.

Mr. Simon M.C. Sherwood, President, said that the average daily room rate of owned hotels in U.S. dollars was up 5% to $395 from $377 in the same period of 2004.  Same store RevPAR in U.S. dollars was up 9% to $244 from $223 in the year earlier period.  EBITDA margin for the quarter was up 3% to 29%.

He reviewed performance by region as follows:

Europe.  EBITDA of owned hotels was $21.1 million compared with $12.9 million in the year earlier period.  The Grand Hotel Europe and Hotel Cipriani largely accounted for the favorable variances.  Hotel Caruso Belvedere start-up costs offset improvements from other hotel properties.

North America.  EBITDA for the quarter of owned hotels was $5.3 million compared with $4.7 million in the year earlier period.  The Windsor Court in New Orleans had a weaker second quarter, as expected, but this was more than compensated by improvements at all the other hotels.  A strong third quarter is expected for the Windsor Court.

Southern Africa.  EBITDA of owned hotels was $0.3 million compared with $0.1 million in the prior year period.  This is low season for The Mount Nelson in Cape Town, but the Westcliff in Johannesburg and the safari properties in Botswana reported good gains on the prior year.

South America.  EBITDA of owned hotels was $2.3 million, $0.2 million ahead of the prior year period.  The Copacabana Palace in Rio de Janeiro was responsible for the increase.

Permission has now been received for renovation of the old casino rooms at the back of the Copacabana Palace which will help greatly to meet the hotel’s increasing demand for banqueting space.  Construction will not disturb the operation of the main hotel as it is indoor work at considerable distance from the guest rooms and public areas.

South Pacific.  EBITDA of owned hotels was $0.4 million, up $0.2 million from the prior year.  Lilianfels in Katoomba in Australia’s Blue Mountains is benefiting from completion of a major upgrade of the property.

Hotel management and part-ownership.  EBITDA was $5.7 million, $1 million ahead of the prior year period.  Charleston Place and the Peruvian hotels registered most of the gain, while the Ritz in Madrid was flat year on year.

Restaurants.  EBITDA from restaurants was $1.6 million compared with $1.3 million in the prior year period.  All three properties reported gains, with La Cabaña in Buenos Aires registering the largest increase.

Tourist trains and river cruises.  EBITDA for the quarter was $5.2 million compared with $4.6 million in the prior year period.  British tourist trains registered a strong gain while the Venice Simplon-Orient-Express was slightly down.

Financial costs were up $1.4 million due primarily to the Grand Hotel Europe acquisition and taxes were $1.6 million higher.  Depreciation was $1.6 million higher due to the larger asset base.

“We are well into the third quarter now, and occupancies and rate remain strong.  We have a number of construction projects in the pipeline, with work to start in the low seasons, such as the annex to the Windsor Court, the new spa and pool complex at Reid’s, addition of rooms to La Residencia and the Caruso Belvedere, the casino rooms at the Copacabana Palace and the Nazarenas addition to the Hotel Monasterio in Cuzco. All this is in addition to our major property development in St. Martin.  These investments will generate increased profitability in the years ahead,” Simon Sherwood concluded.

***

Management believes that EBITDA (net earnings adjusted for interest, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings growth, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for refurbishment and possible refurbishment cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

***

Orient-Express Hotels will conduct a conference call tomorrow, August 4, 2005 at 11.00 AM (EDT) which is accessible at 212-896-6043.  A re-play of the conference call will be available until 5.00 PM (EDT) Friday, August 12, 2005 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21253147.  A re-play will also be available on the company’s website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended June 30, 2005

SUMMARY OF OPERATING RESULTS

	Three months ended June 30
$’000 – except per share amount	2005	2004

Revenue and earnings from unconsolidated companies
Owned hotels
• Europe	54,688	37,298
• North America	23,439	19,972
• Rest of World	20,229	17,431
Hotel management & part ownership interests	5,687	4,767
Restaurants	5,904	5,446
Trains & Cruises	20,578	19,255
Total (1)	130,525	104,169

Analysis of earnings:
Owned hotels
• Europe	21,082	12,936
• North America	5,336	4,714
• Rest of World	2,944	2,497
Hotel management & part ownership interests	5,687	4,767
Restaurants	1,638	1,272
Trains & Cruises	5,166	4,597
Central overheads	(4,654)	(3,607)
EBITDA	37,199	27,176
Depreciation & Amortization	(8,632)	(7,014)
Interest	(6,231)	(4,876)
Earnings before Tax	22,336	15,286
Tax	(3,879)	(2,375)
Net earnings on common shares	18,457	12,911

Earnings per common share	0.47	0.38

Number of shares – millions	39.31	34.25

(1)                                  Comprises earnings from unconsolidated companies of $4,273,000 (2004: $3,633,000) and revenue of $126,252,000 (2004: $100,536,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended June 30, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2005	2004
Average Daily Rate (in U.S. dollars)
Europe	582	657
North America	315	317
Rest of World	239	215
Worldwide	395	377

Rooms Sold (thousands)
Europe	55	34
North America	43	39
Rest of World	45	44
Worldwide	143	117

RevPar (in U.S. dollars)
Europe	373	375
North America	224	229
Rest of World	129	114
Worldwide	246	225

			Change%
Same Store RevPAR (in U.S. dollars)			Dollar	Local Currency
Europe	423	377	12%	7%
North America	234	229	2%	2%
Rest of World	129	114	13%	11%
Worldwide	244	223	9%	7%

ORIENT-EXPRESS HOTELS LTD

Six Months ended June 30, 2005

SUMMARY OF OPERATING RESULTS

	Six months ended June 30
$’000 – except per share amount	2005	2004

Revenue and earnings from unconsolidated companies
Owned hotels
• Europe	71,475	49,134
• North America	46,932	39,461
• Rest of World	45,430	37,503
Hotel management & part ownership interests	8,614	7,684
Restaurants	11,146	10,138
Trains & Cruises	29,142	26,378
Total (1)	212,739	170,298

Analysis of earnings
Owned hotels
• Europe	17,958	9,808
• North America	11,494	9,015
• Rest of World	10,038	8,089
Hotel management & part ownership interests	8,614	7,684
Restaurants	2,650	1,970
Trains & Cruises	5,058	4,341
Central overheads	(9,151)	(7,414)
EBITDA	46,661	33,493
Depreciation & Amortization	(16,450)	(13,969)
Interest	(9,730)	(9,856)
Earnings before Tax	20,481	9,668
Tax	(3,581)	(1,363)
Net earnings on common shares	16,900	8,305

Earnings per common share	0.46	0.24

Number of shares – millions	37.05	34.25

(1)                                 Comprises earnings from unconsolidated companies of $5,998,000 (2004: $5,928,000) and revenue of $206,741,000 (2004: $164,370,000)

ORIENT-EXPRESS HOTELS LTD

Six Months Ended June 30, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2005	2004
Average Daily Rate (in U.S. dollars)
Europe	518	571
North America	349	346
Rest of World	274	236
Worldwide	373	351

Rooms Sold (thousands)
Europe	78	49
North America	83	73
Rest of World	95	91
Worldwide	256	213

RevPar (in U.S. dollars)
Europe	294	301
North America	239	236
Rest of World	158	130
Worldwide	225	205

			Change%
Same Store RevPAR (in U.S. dollars)			Dollars	Local Currency
Europe	341	306	12%	7%
North America	254	236	8%	8%
Rest of World	158	132	20%	16%
Worldwide	233	207	13%	10%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(UNAUDITED)

$’000	June 30 2005	December 31 2004

Assets

Cash	$79,145	$85,610
Accounts receivable	51,869	34,984
Due from related parties	15,924	14,718
Prepaid expenses and other	14,141	11,914
Inventories	29,720	28,965
Total current assets	190,799	176,191

Property plant & equipment, net book value	985,853	916,811
Investments	125,110	123,599
Goodwill	64,117	29,529
Other assets	20,404	19,461
	$1,386,283	$1,265,591

Liabilities and Shareholders’ Equity

Working capital facilities	$45,264	$42,920
Accounts payable	31,523	23,839
Due to related parties	5,236	5,453
Accrued liabilities	53,111	37,288
Deferred revenue	22,709	20,493
Current portion of long-term debt and capital leases	54,436	46,245
Total current liabilities	212,279	176,238

Long-term debt and obligations under capital leases	499,622	537,461
Deferred income taxes	14,357	2,710
Minority interest	4,577	4,192

Shareholders’ equity	655,448	544,990
	$1,386,283	$1,265,591